EXHIBIT 99.1

Landry’s Restaurants, Inc. (‘LNY’/NYSE) Reports Record Second Quarter 2004

Results: Revenues of $317.6 Million and Net Income Increases 29%

HOUSTON, July 26 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News; the “Company”), the nation’s second largest casual dining full service seafood restaurant chain announced its earnings for the second quarter ended June 30, 2004.

Revenues for the three months ended June 30, 2004, totaled $317.6 million, as compared to $299.9 million a year earlier. Net income for the second quarter was $21.8 million, compared to $16.9 million reported last year. Earnings per share-(diluted) for the quarter were $0.77, compared to $0.60 reported last year. Same store sales for the Company’s restaurants were up approximately 1.1% for the quarter.

Revenues for the six months ended June 30, 2004, totaled $593.3 million, as compared to $549.5 million a year earlier. Net earnings for the six months were $33.2 million, compared to $25.0 million reported last year. Earnings per share – (diluted) for the six months were $1.16, compared to $0.89 reported last year.

Tilman J. Fertitta, Chairman, President and Chief Executive Officer stated, “After exceeding first quarter consensus estimates, we are quite pleased to report continued strong performance. We are excited at exceeding consensus estimates by $.06 for the second quarter.”

Rick Liem, Chief Financial Officer commented, “Our overall results were impressive, especially when considering the adverse weather experienced in the metropolitan. Houston area in June, where we operate 51 restaurants. We had over 18 inches of rain and numerous days of flooding in June this year versus the normalized 3.5 inches of rain in June of 2003.”

The Company opened four new restaurants during the second quarter. Since the end of the second quarter, the Company has opened two additional restaurants.

The Company’s restaurant level profit improved 230 basis points in the second quarter of 2004 to 20.4% from 18.1% in the second quarter of 2003. The improvements were attributable to our previously discussed leverage on positive same store sales, lower cost of sales due to a moderate menu price increase at the end of 2003, increased productivity in hourly labor, reduced overtime, and reductions in total advertising expenditures.

Based on the Company’s performance to date, the Company is revising its 2004 earnings guidance upwards. Revenues and diluted earnings per share, respectively for 2004 are expected to be approximately $318 to $322 million and $0.73 to $0.74 in the third quarter, and approximately $268 to $272 million and $0.22 to $0.23 in the fourth quarter, resulting in diluted earnings per share for the year of $2.12 to $2.14. Key assumptions include approximately 18 to 20 new 2004 units, flat to slightly positive same store sales and operating margin comparisons, and a moderate interest rate environment.

The Company operated 294 restaurants as of June 30, 2004, primarily under the trade names Joe’s Crab Shack, Landry’s Seafood House, The Crab House, Charley’s Crab, Chart House seafood restaurants, the Rainforest Cafe and Saltgrass Steak House restaurants.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

LANDRY’S RESTAURANTS, INC.

CONDENSED BALANCE SHEETS

($ in Millions except per share amounts)

	June 30, 2004	December 31, 2003
Cash & Equivalents	$25.0	$35.2
Other Current Assets	94.7	85.4

Total Current Assets	119.7	120.6
Property & Equipment, Net	989.3	965.6
Other Assets	29.3	16.6

Total Assets	$1,138.3	$1,102.8

Current Liabilities	$161.2	$159.6
Long-Term Debt	299.2	299.7
Other Non-current	48.6	38.9

Total Liabilities	509.0	498.2
Total Stockholders’ Equity	629.3	604.6

Total Liabilities & Equity	$1,138.3	$1,102.8

Net Book Value per share	$22.80	$21.90

LANDRY’S RESTAURANTS, INC.

CONSOLIDATED INCOME STATEMENTS (000’s except per share amounts)

	FOR THE QUARTER ENDED June 30, 2004		FOR THE QUARTER ENDED June 30, 2003		FOR THE SIX MONTHS ENDED June 30, 2004		FOR THE SIX MONTHS ENDED June 30, 2003
REVENUES	$317,616	100.0%	$299,890	100.0%	$593,293	100.0%	$549,472	100.0%

COST OF SALES	89,108	28.0%	87,447	29.2%	166,828	28.1%	160,769	29.3%
LABOR	89,819	28.3%	86,654	28.9%	170,751	28.8%	161,201	29.3%
OTHER RESTAURANT OPERATING EXPENSES	73,916	23.3%	71,370	23.8%	138,330	23.3%	132,569	24.1%

RESTAURANT LEVEL PROFIT	$64,773	20.4%	$54,419	18.1%	$117,384	19.8%	$94,933	17.3%
GENERAL & ADMINISTRATIVE	14,940	4.7%	12,010	4.0%	31,347	5.3%	23,682	4.3%
PRE-OPENING COSTS	1,745	0.6%	1,550	0.5%	3,599	0.6%	5,218	0.9%
DEPRECIATION & AMORTIZATION	13,687	4.3%	12,167	4.1%	26,624	4.5%	23,362	4.3%
ASSET IMPAIRMENT EXPENSE	—	0.0%	1,543	0.5%	1,709	0.3%	1,543	0.3%

TOTAL OPERATING INCOME	$34,401	10.8%	$27,149	9.1%	$54,105	9.1%	$41,128	7.5%
OTHER EXPENSE (INCOME)	2,809		2,648		6,046		4,858

INCOME BEFORE TAXES	31,592		24,501		48,059		36,270
TAX PROVISION	9,793		7,595		14,898		11,244

NET INCOME	$21,799		$16,906		$33,161		$25,026

EARNINGS PER SHARE - (Basic)	$0.79		$0.61		$1.20		$0.91
AVERAGE SHARES - (Basic)	27,600		27,540		27,600		27,600

EARNINGS PER SHARE - (Diluted)	$0.77		$0.60		$1.16		$0.89

AVERAGE SHARES - (Diluted)	28,450		28,300		28,500		28,250

EBITDA (Earnings before interest, taxes, depreciation and amortization):
Total Operating Income	$34,401		$27,149		$54,105		$41,128
Add Back:
Depreciation and Amortization	13,687		12,167		26,624		23,362
Asset Impairment Expense	—		1,543		1,709		1,543

EBITDA	$48,088		$40,859		$82,438		$66,033